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                                                                      Exhibit 99

                                             Registration Statement No. ________

PRICING SUPPLEMENT NO.     Dated       , 19
(To Prospectus Dated        , 19   and Prospectus Supplement Dated     , 19  )

                              U.S. $___________
                              (Principal Amount)

                                   JCPENNEY

                         Medium-Term Notes, Series __
               Due from Nine Months or more from Date of Issue


/  /     Book Entry Note                                 /  /     Fixed Rate

/  /     Certificated Note                               /  /     Floating Rate


Trade Date: ________________________________             Issue Price (As a Percentage of Principal Amount):
                                                         _________________________________________________
Date of Issue: _____________________________             Interest Payment Date(s): _______________________

Maturity Date: _____________________________             Fixed Interest Rate/Initial Interest Rate:
                                                         _________________________________________________
Agent's Commission: _______________________              Net Proceeds to Issuer: _________________________


If Floating Rate indicate: /  /  Commercial Paper Rate Note,

/  /  Prime Rate Note, /  /  LIBOR Note,

/  /  Federal Funds Effective Rate Note, /  /  CD Rate Note,

/  /  Treasury Rate Note or /  /  Other _____

and complete the following:


Interest Reset Dates: ______________________             Spread: _________________________________________

Interest Payment Period: ___________________             Spread Multiplier: ______________________________

Interest Reset Period: _____________________             Maximum Interest Rate, if any: __________________

Interest Determination Dates: ______________             Minimum Interest Rate, if any: __________________

Index Maturity: ___________________________              Calculation Dates: ______________________________

                                                         Calculation Agent: ______________________________

Redemption Information: ________________________________________________________

If Note is denominated in a currency or currency unit other than U.S. dollars, see attachment.

Debt Securities, including Medium-Term Notes, Series A, may be issued by the Company in an aggregate principal amount of up to U.S. $1,500,000,000 or the equivalent in foreign currency or foreign currency units. To date, including this offering, an aggregate of U.S. $-0-, or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series A, and all other Debt Securities, has been issued.





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                Attachment to Pricing Supplement No. _________




Specified Currency or Currency Units: __________________________________________



Payment by holder of purchase price in:  /  / the Specified Currency or

                                         /  / U.S. dollars

Exchange rate applicable to purchase price if payable in U.S. dollars of non-U.S. dollar denominated Note: U.S. $1.00 = __________

Payments to the holder of principal, premium, if any, and interest in U.S. dollars (with an election by the holder to receive payments in the Specified Currency) _______ or such payments only in the Specified Currency (with no election by the holder to receive payments in U.S. dollars) ________


Additional Terms:

(Include specific information concerning foreign currency or currency unit, if any, in which a particular Note is denominated, including historical exchange rates, authorized denominations and a description of the currency and any exchange controls.)